Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
ADVOCAT ANNOUNCES REFINANCING AND
2006 SECOND QUARTER RESULTS
BRENTWOOD, Tenn., (August 9, 2006) — Advocat (OTC BB: AVCA) today announced results for its second quarter and six months ended June 30, 2006. In addition, the Company announced the completion of its comprehensive refinancing transaction.
Advocat provides long-term care services to nursing home patients in eight states, primarily in the southeast. The Company has 43 centers containing 4,505 licensed nursing beds.
DEBT REFINANCING
On August 7, 2006, the Company entered into a $30.6 million comprehensive refinancing with Capmark Finance, Inc. which retired existing mortgage and bank term debt and provided funds for a $1.1 million renovation of a nursing center.
The new debt includes $22.5 million in mortgages with 25 year principal amortization and a five year term, and an $8.1 million term note with a four year term. In addition, the Company made a payment of approximately $2.5 million to reduce outstanding debt. The refinancing allows Advocat to classify $24.5 million in debt that was refinanced in the transaction as long-term at June 30, 2006. Advocat is now in compliance with all its debt covenants.
INCOME STATEMENT HIGHLIGHTS FOR THE SECOND QUARTER
Net income from continuing operations for the quarter was $3.5 million compared to $1.8 million for the same quarter last year. The 2006 results included a net benefit for professional liability expense of $3.9 million compared to a net expense of $1.5 million in 2005, a decrease in expense of $5.4 million.
The Company recorded a non-cash charge for stock-based compensation of $5.0 million, related to stock options approved by the Company’s shareholders in June 2006. The options were granted in December 2005 subject to shareholder approval, which occurred at the Company’s annual meeting of shareholders.
For the three month period, net income per common share from continuing operations on a diluted basis was $0.53 compared to $0.27 for 2005. There were 6.6 million diluted weighted average shares outstanding in the second quarter of 2006.
REVENUE HIGHLIGHTS AND OCCUPANCY RATES
For the second quarter, revenue increased to $53.9 million from $49.6 million in 2005, an increase of $4.3 million or 8.6%. The increase was due to increased Medicare utilization, increased Medicaid rates in certain states, Medicare rate increases, and an increase in census in 2006 compared to 2005.

The rate of occupancy at the Company’s nursing centers increased to 77.7% in 2006 from 75.4% in 2005. As a percentage of total census, Medicare days increased to 14.2% in 2006 from 13.2% in 2005. Medicare was 31.1% of revenue in 2006 and 30.7% in 2005 while Medicaid and similar programs were 55.5% in 2006 compared to 57.7%.
The Company’s average rate per day for Medicare Part A patients increased to $322.79 from $308.31 in 2005, an increase of 4.7%.
FUNDS PROVIDED BY OPERATIONS
Management believes that reviewing funds provided by operations is an important measurement of the Company’s performance. The net cash provided by operating activities before changes in other assets and liabilities (or funds provided by operations) is presented at the end of this press release. Funds provided by operations eliminate the effect of actuarial assumptions, reflects the cash effect of professional liability, and excludes the non-cash charge for stock-based compensation. Funds provided by operations for the current quarter were $4.7 million compared to $3.1 million in the second quarter last year.
REVENUE AND INCOME HIGHLIGHTS FOR 6 MONTHS
Revenue increased to $107.1 million in 2006 from $98.5 million, an increase of 8.7%. Income from continuing operations for the six month period was $9.0 million compared to $10.8 million for 2005.
The Company recorded a non-cash charge for stock-based compensation of $5.0 million. There was no stock-based compensation expense in 2005.
Professional liability expense was a net benefit of $6.0 million versus a net benefit of $5.8 million in the prior year.
For the six month periods, net income from continuing operations per diluted common share was $1.53 compared to $1.64 in 2005.
CEO REMARKS
William R. Council stated, “The Company’s results for the second quarter, excluding the impact of professional liability actuarial adjustments and the non cash stock-based compensation expense, continue to reflect the positive trends of the last several quarters. These favorable results are the culmination of many of the Company’s initiatives coming together, including increasing occupancy and Medicare census.
“The completion of the comprehensive refinancing transactions with Capmark Finance Inc. is a significant, and in some ways, final step in accomplishing the Company’s restructuring following a period of difficult operations. The refinancing allows the Company to extend maturities of its debt to 4 and 5 years, revises covenants such that the Company is in compliance and provides financing for the $1.1 million renovation of one of the buildings owned by the Company.
“We have now completed renovations at two nursing centers, and have two projects underway that are scheduled to be completed during the third quarter. For facilities with three months of operations after completing a renovation, occupancy increased to approximately 75% from 58% last year, and Medicare utilization increased to approximately 21% from 13% last year.”

CONFERENCE CALL INFORMATION
A conference call has been scheduled to discuss the results for the period ended June 30, 2006, on Thursday, August 10 at 9:00 A.M. Central time (10:00 A.M. Eastern time).
The conference call information is as follows:

Date:	Thursday, August 10, 2006
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	http://phx.corporate-ir.net/playerlink.zhtml?c=77083&s=wm&e=1362527
www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	(866) 578-5771 (domestic) or (617) 213-8055 (international)
Passcode:	22517246
A replay of the conference call will be accessible two hours after its completion through August 17, 2006 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 44014105. Additionally, the conference call may contain certain additional non-GAAP financial measures. Pursuant to the requirements of Regulation G, the Company will provide a reconciliation of all non-GAAP financial measures not previously reconciled to the most directly comparable GAAP financial measure on its website. Details and links to the reconciliations of any non-GAAP financial measures discussed during the conference call will be posted to the Company’s website prior to the conference call at www.irinfo.com/avc.
FORWARD-LOOKING STATEMENTS
Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, changing economic conditions as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$10,503	$7,070
Restricted cash	350	625
Receivables, net	17,436	18,147
Deferred income taxes	798	1,004
Other current assets	5,647	5,180

Total current assets	34,734	32,026
Property and equipment, net	27,842	39,421
Deferred income taxes	14,285	12,856
Note receivable, net	4,923	5,198
Other assets, net	3,902	4,261

TOTAL ASSETS	$85,686	$93,762

LIABILITIES AND SHAREHOLDERS’ DEFICIT:
Current Liabilities
Short-term debt and current portion of long-term debt and settlement promissory notes	$9,316	$47,419
Trade accounts payable	3,882	4,415
Accrued expenses:
Payroll and employee benefits	7,499	8,495
Current portion of self-insurance reserves	5,229	5,952
Other current liabilities	4,417	5,715

Total current liabilities	30,343	71,996
Noncurrent Liabilities
Long-term debt and settlement promissory notes, less current portion	24,455	128
Self-insurance reserves, less current portion	22,961	29,041
Other noncurrent liabilities	4,728	4,717

Total noncurrent liabilities	52,144	33,886
REDEEMABLE CONVERTIBLE PREFERRED STOCK	4,918	4,750
SHAREHOLDERS’ DEFICIT	(1,719)	(16,870)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$85,686	$93,762

ADVOCAT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
PATIENT REVENUES, NET	$53,895	$49,607	$107,082	$98,491

EXPENSES:
Operating	40,668	37,420	81,298	75,752
Lease	3,828	4,079	7,653	7,961
Professional liability	(3,853)	1,461	(6,000)	(5,781)
General and administrative	3,716	3,316	7,197	6,708
Stock-based compensation	5,012	—	5,012	—
Depreciation	926	825	1,870	1,685

	50,297	47,101	97,030	86,325

OPERATING INCOME	3,598	2,506	10,052	12,166

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	249	(66)	240	(122)
Other income	—	—	207	—
Interest income	165	152	348	269
Interest expense	(877)	(780)	(1,876)	(1,549)

	(463)	(694)	(1,081)	(1,402)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,135	1,812	8,971	10,764
PROVISION (BENEFIT) FOR INCOME TAXES	(387)	51	(1,116)	62

NET INCOME FROM CONTINUING OPERATIONS	3,522	1,761	10,087	10,702
INCOME (LOSS ) FROM DISCONTINUED OPERATIONS:
Operating income (loss), net of tax provision (benefit) of $0, $(31), $0 and $(42), respectively	52	(134)	170	(487)
Gain (loss) on sale, net of tax provision of $0, $0, $0 and $0, respectively	(128)	7	(120)	383

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(76)	(127)	50	(104)

NET INCOME	3,446	1,634	10,137	10,598
PREFERRED STOCK DIVIDENDS, ACCRUED BUT NOT PAID	85	78	168	156

NET INCOME FOR COMMON STOCK	$3,361	$1,556	$9,969	$10,442

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$.60	$.29	$1.73	$1.84
Income (loss) from discontinued operations	(.02)	(.02)	.01	(.02)

	$.58	$.27	$1.74	$1.82

Per common share — diluted
Income from continuing operations	$.53	$.27	$1.53	$1.64
Income (loss) from discontinued operations	(.01)	(.02)	.01	(.02)

	$.52	$.25	$1.54	$1.62

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,746	5,725	5,743	5,725

Diluted	6,596	6,498	6,544	6,498

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
NET INCOME	$3,446	$1,634	$10,137	$10,598
Income (loss) from discontinued operations	(76)	(127)	50	(104)

Net income from continuing operations	3,522	1,761	10,087	10,702
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation	926	825	1,870	1,685
Provision for doubtful accounts	595	258	936	743
Deferred income taxes, net	(445)	—	(1,223)	—
Provision for (benefit from) accrual for self-insured professional liability, net	(4,004)	1,308	(6,304)	(6,080)
Payment of professional liability costs	(637)	(1,196)	(1,183)	(2,231)
Stock-based compensation	5,012	—	5,012	—
Amortization of deferred balances	36	59	87	198
Provision for leases in excess of cash payments	3	92	11	109
Gain on sale of bed license	—	—	(207)	—
Foreign currency transaction (gain) loss	(249)	66	(240)	122
Non-cash interest expense	43	41	86	81
Non-cash interest income	(98)	(117)	(206)	(222)

FUNDS PROVIDED BY OPERATIONS	$4,704	$3,097	$8,726	$5,107

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